Exhibit 5.1

Andrews Kurth Kenyon LLP 1717 Main Street, Suite 3700 Dallas, Texas 75201 +1.214.659.4400 Phone +1.214.659.4401 Fax andrewskurth.com

November 29, 2017

Independent Bank Group, Inc.

1600 Redbud Boulevard, Suite 400

McKinney, Texas 75069-3257

Independent Bank Group, Inc. (the “Company”)

Underwritten Offering of 390,000 Shares of Common Stock by the Company and

1,745,506 Shares of Common Stock by Certain Selling Shareholders

Ladies and Gentlemen:

Reference is made to: (i) the Underwriting Agreement, dated November 29, 2017, by and among Independent Bank Group, Inc. a Texas corporation (the “Company”), Independent Bank, a Texas state bank and wholly owned subsidiary of the Company, certain selling shareholders of the Company named in Schedule B to such Underwriting Agreement (the “Selling Shareholders”) and Stephens Inc., as the representative of the several underwriters named in Schedule A to such Underwriting Agreement (the “Underwriting Agreement”); (ii) the Registration Statement on Form S-3 (File No. 333-218782), which was prepared pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the general rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder (the “Securities Act Rules”) and was filed with the Commission on June 16, 2017, which Registration Statement on Form S-3 became automatically effective under the Securities Act upon filing with the Commission (such Registration Statement on Form S-3 at the time it became effective, the “Registration Statement”); (iii) the Prospectus dated June 16, 2017, constituting a part of the Registration Statement, including the documents incorporated therein by reference at each time pertinent to the offer and sale of the securities described below (the “Base Prospectus”); and (iv) the Preliminary Prospectus Supplement dated November 28, 2017, relating to the offer and sale of the above-referenced number of shares of the Company’s common stock, par value $0.01 per share, by the Company (the “Primary Shares”) and the Selling Shareholders (the “Secondary Shares” and collectively, with the Primary Shares, the “Shares”), which supplements the Base Prospectus and which, along with the Base Prospectus, was filed with the Commission pursuant to Rule 424(b)(7) under the Securities Act on November 28, 2017 (the “Preliminary Prospectus Supplement”) and the Prospectus Supplement dated November 29, 2017, related to the offer and sale of the Shares, which supplements the Base Prospectus and which, along with the Base Prospectus, was filed with the Commission pursuant to Rule 424(b)(7) under the Securities Act on November 29, 2017 (the “Prospectus Supplement”).

We have acted as special counsel to the Company in connection with the offer and sale of the Shares by the Company and by the Selling Shareholders.

In rendering the opinion expressed herein, we have examined and relied upon, without independent investigation or verification, executed originals, counterparts or copies of: the Amended and Restated Certificate of Formation of the Company, the Certificate of Amendment to Amended and Restated Certificate of Formation of the Company, the Certificate of Merger dated January 2, 2014, of Live Oak Financial Corp. with and into the Company, the Certificate of Merger dated April 15, 2014, of BOH Holdings, Inc. with and into the Company, the Certificate of Merger dated September 30, 2014, of Houston City Bancshares, Inc. with and into the Company, the Certificate of Merger, dated March 31, 2017, but effective April 1, 2017, of Carlile Bancshares, Inc. with and in the Company, and the Third Amended and Restated Bylaws of the Company, each as amended and restated to date and in effect on the date hereof; the

Independent Bank Group, Inc.

November 29, 2017

Registration Statement; the Base Prospectus; the Preliminary Prospectus Supplement; the Prospectus Supplement; the Underwriting Agreement; resolutions adopted by the Board of Directors of the Company (the “Board of Directors”) and, where relevant, committees of the Board of Directors of the Company (including the Pricing Committee of the Board of Directors); and such other documents, books, records and certificates as we considered necessary or appropriate to enable us to express the opinions set forth herein. In all such examinations, we have assumed the authenticity and completeness of all documents and records submitted to us as originals and the conformity to authentic and complete originals of all documents and records submitted to us as photostatic, electronic, conformed, notarized or certified copies.

In rendering this opinion, we have assumed, without independent investigation or the authentication and verification, that: (i) each natural person signing any document reviewed by us had the legal capacity to do so; (ii) each person signing in a representative capacity (other than on behalf of the Company) had the authority to sign in such capacity; (iii) the Underwriting Agreement has been duly authorized and validly executed and delivered by the parties thereto (other than the Company); and (iv) all of the information contained in the documents and instruments that we reviewed is true, correct and complete.

As to certain facts material to our opinion, we have made no independent investigation or verification of such facts and have relied, to the extent that we deem such reliance proper, upon a certificate of a public official of the State of Texas, the Company, officers or other representatives of the Company and the Selling Shareholders.

Based on the foregoing and subject to the qualifications and limitations set forth below, we are of the opinion that (i) the issuance of the Primary Shares was duly authorized by all necessary corporate action, and, upon receipt of the consideration therefor pursuant to the Underwriting Agreement and delivery, will be validly issued, fully paid and nonassessable and (ii) the issuance of the Secondary Shares was duly authorized by all necessary corporate action and the Secondary Shares are validly issued, fully paid and nonassessable.

The foregoing opinion is limited in all respects to matters under and governed by the federal laws of the United States of America and the laws of the State of Texas, in each case, as in force and effect as of the date of this opinion. We do not express any opinion as to the laws of any other jurisdiction.

We bring to your attention the fact that our legal opinions are an expression of professional judgment and not a guaranty of result. This opinion is given as of the date hereof, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws or judicial decisions that may hereafter occur.

This opinion letter may be filed as an exhibit to a Current Report on Form 8-K of the Company filed with the Commission in connection with the offer and sale of the Shares by the Company and the Registration Statement and that will be incorporated by reference into the Registration Statement. We also consent to the reference to our firm as having passed on the validity of the Shares under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Andrews Kurth Kenyon LLP